Exhibit 10.30

CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is entered into as of February 19, 2019 (the “Effective Date”), by and among, Innovate Biopharmaceuticals, Inc. a Delaware corporation, headquartered in North Carolina (the “Company”), and Christopher P. Prior, Ph.D. (“Consultant”). For purposes of this Agreement, the Company and Consultant may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

Consultant was employed as Chief Executive Officer of the Company until February 19, 2019, when his employment terminated (the “Separation Date”). Consultant is subject to a Separation and General Release Agreement with the Company (the “Separation Agreement”), executed on February 19, 2019, and a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company, dated March 11, 2018 (the “Proprietary Information Agreement”).
Consultant desires to provide services to the Company to assist with transition following the separation from employment, and the Company wishes to retain Consultant’s services; and

The Parties desire for the provision of such services to be governed by the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises above, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Description of Services. Consultant agrees to provide such consulting services as the Company may request from time to time relating to Consultant’s experience and knowledge in the industry, as well as other services that may reasonably be requested by the Company (the “Services”). Consultant shall report to and take direction from the Executive Chairman (the “EC”) of the Company and such other persons as designated by the Company (the “Company Designee(s)”). Consultant will use Consultant’s own equipment, including, without limitation, any computers, telephones, office, and any other equipment or materials needed to perform the Services under this Agreement. Consultant shall be available to provide consulting services at such times and in such amount as reasonably requested by the EC and/or as necessary; it being agreed that the Company and Consultant do not anticipate that such services shall exceed 20% of Consultant’s average amount of work time during the thirty six (36) month period prior to the Separation Date (or the full period of services, if shorter), in order to ensure that Consultant’s separation from employment with the Company is considered a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code.

2.Compensation for Consulting and Expenses. The Company shall pay Consultant Three Hundred Fifty and 00/100 Dollars ($350.00) per hour (the “Consulting Fees”) for Services provided hereunder. Consultant shall submit monthly invoices outlining the hours of Services provided each month along with any reasonable expenses, pre-approved by the Company Designee in writing (including reasonable travel expenses), and the Company shall pay such invoices within thirty (30) days of its receipt of the same. Consultant shall keep records of time worked and expenses incurred, and to make such records available to the Company at reasonable times and on reasonable advance notice.

3.Term and Termination.

(a)    Term. The term of this Agreement begins on the Effective Date and continues for twelve (12) months thereafter unless earlier terminated as provided in this Section 4 (the “Term”). The Parties may extend the Term by mutual agreement.

(b)    Early Termination of Consulting Term by Company. The Company may terminate this Agreement before the end of the Term at any time for any reason by providing Consulting with written notice of such termination. At such time, the Company shall pay Consultant for any services provided through the effective termination date that are unpaid.

(c)    Early Termination of Consulting Term by Consultant. The Consultant may terminate this Agreement before the end of the Term at any time if the Company has failed to provide Consultant with the compensation due under Section 2 of this Agreement, provided that Consultant has first advised the Company in writing of such breach and the Company has failed to remedy such breach in ten (10) days, and otherwise upon thirty (30) days’ prior written notice to the Company.

4.Relationship of Parties – Independent Contractor Status. The Parties hereby acknowledge and agree that Consultant’s Services for the Company shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render Consultant an employee, co-venturer, agent, or other representative of the Company. Consultant understands that Consultant must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be required to withhold from payments of the Consulting Fees any state or federal income taxes or to make payments for any Social Security, Medicare, unemployment insurance, or any other payroll taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation insurance, disability benefits insurance, or unemployment security insurance coverage for Consultant. Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company’s pension, health, or other benefit plans, if any such plans exist. Consistent with the duties and obligations under this Agreement, Consultant shall, at all times, maintain sole and exclusive control over the manner and method by which Consultant performs the Services.

5.Warranties by Consultant. Consultant represents and warrants as follows:

(a)    Consultant has the knowledge and skills required to perform the Services under this Agreement, and will provide the Services in a commercially reasonable manner and consistent with industry standards. Consultant will perform the Services in compliance with all applicable federal, state and local laws and regulations. Consultant will perform the Services in compliance with all Company rules and regulations, including those relating to personal conduct, ethics and data security.

(b)    Consultant’s performance of Services under this Agreement will not result in a breach of any duty owed by Consultant to another, under contract or otherwise, or violate any confidence of another.

(c)    Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to any of Consultant’s previous or present employers or others, other than the Company.

(d)    Consultant has not executed any non-competition, nondisclosure or confidentiality agreements that would in any way interfere with Consultant’s work for the Company.

(e)    All materials delivered to the Company under this Agreement shall be original work and shall not violate any copyright, mask works, trade secret or other proprietary rights of any third party.

6.Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:

(a)personally delivered;

(b)deposited for next day delivery by Federal Express, or other similar overnight courier services; or

(c)transmitted to the attention of the applicable party at the following addresses:

If to the Company,

Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
Attn: Kendyle Woodard
Email: kwoodard@innovatebiopharma.com

If to the Consultant:

Christopher P. Prior, Ph.D.
460 Wyldhaven Road
Rosemont, PA 19010
Email: priorcp@yahoo.com

7.Proprietary Information Agreement. Executive is subject to the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, dated March 11, 2018 (the “Proprietary Information Agreement”). Executive acknowledges and agrees that Executive will continue to be bound by and subject to the Proprietary Information Agreement, in accordance with its terms, as amended by the Separation Agreement, and that such Proprietary Information Agreement shall apply to Consultant’s services hereunder.

8.Indemnification. Consultant will defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from: (i) damage to real or tangible, personal property resulting from Consultant’s negligent or willful acts or omissions; and (ii) Consultant’s breach of any representation, warranty, covenant or obligation under this Agreement. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant under this Agreement or otherwise. The Company will indemnify, defend and hold consultant harmless from any losses, damages and liabilities (including legal fees and court costs) arising from claims, demands or suits brought by third parties based on Consultant’s performance of the services under this Agreement, except to the extent such losses, damages and liabilities are caused by Consultant’s gross negligence or willful misconduct or breach of this Agreement.

9.Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future. No waiver of any of Consultant’s obligations under this Agreement shall be effective unless in writing and signed by the Company.

10.Assignment. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns. For clarity and the avoidance of doubt, the Company, at its discretion, may assign this Agreement to any affiliate or successor. Because this Agreement is personal to Consultant, Consultant may not assign this Agreement.

11.Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, Consultant agrees and acknowledges that such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.Governing Law and Consent to Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Consultant agrees with the Company: (a) that service of process may be effected upon Consultant by registered mail sent to the address for notices described in this Agreement, and (b) to the uncontested enforcement of a final judgment from a court with competent jurisdiction over Consultant.

13.Entire Agreement; Amendment. Except for the Separation Agreement and the Proprietary Information Agreement, and as otherwise provided in this Agreement, this Agreement embodies the entire agreement between the Company and Consultant relating to the subject matter hereof. No changes, modifications or amendments of any term hereof shall be valid unless agreed upon by the Parties in writing.

14.Tax Consequences. Consultant acknowledges that neither the Company nor any employee or agent of the Company has advised Consultant with respect to any tax consequences related to this Agreement nor potential tax consequences with respect to the consideration payable under this Agreement, whether cash, property or other value. Consultant assumes full responsibility for all such tax consequences and the filing of all tax returns and elections Consultant may be required to or find desirable to file in connection with this Agreement.

15.Survival. The provisions of this Agreement shall survive the termination of the Term of this Agreement and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

[Signatures on Following Page]

(Signature Page for Consulting Agreement)

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

CONSULTANT:

/s/ Christopher P. Prior
Christopher P. Prior, Ph.D.

INNOVATE BIOPHARMACEUTICALS, INC.

By:     /s/ Jay Madan
Name:    Jay Madan
Title:    President